Exhibit 15.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Autozi Internet Technology (Global) Ltd. on Form S-8 (FILE No. 333-292854, 333-288372, 333-286857, and 333-283337) of our report dated February 11, 2026, with respect to our audits of the consolidated financial statements of Autozi Internet Technology (Global) Ltd. as of September 30, 2024 and 2025 and for the years ended September 30, 2023, 2024 and 2025 appearing in the Annual Report on Form 20-F of Autozi Internet Technology (Global) Ltd. for the year ended September 30, 2025.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

Beijing, China

February 11, 2026

BEIJING OFFICE ● Units 06-09 ● 46th Floor ● China World Tower B ● No. 1 Jian Guo Men Wai Avenue ● Chaoyang District ● Beijing ● 100004 Phone 8610.8518.7992 ● Fax 8610.8518.7993 ● www.marcumasia.com